Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release

Media Contact: Investor Contact:	Lauren C. Steele VP Corporate Affairs 704-557-4551 Steven D. Westphal Senior VP - CFO 704-557-4456

FOR IMMEDIATE RELEASE	Symbol: COKE
October 26, 2005	Quoted: The Nasdaq Stock Market (National Market)

Coca-Cola Bottling Co. Consolidated Reports Third Quarter 2005 Results

CHARLOTTE, NC —   Coca-Cola Bottling Co. Consolidated today announced it earned $8.8 million or $0.97 per share for the third quarter of 2005. In the third quarter of 2004, the Company earned $6.1 million or $0.67 per share. For the first nine months of 2005, the Company earned $21.0 million or $2.32 per share compared to $19.5 million or $2.15 per share during the same period in 2004. The Company’s net income for the first nine months of 2005 reflected the favorable after-tax impact of $0.41 per share related to proceeds received in June from the settlement of a class action lawsuit related to high fructose corn syrup, offset partially by financing costs of $0.08 per share on an after-tax basis associated with a debt exchange offer which was completed in June. In the first nine months of 2004, the Company’s results reflected a one-time unfavorable non-cash impact of $0.11 per share on an after-tax basis due to a change in the manner in which The Coca-Cola Company delivers marketing funding support.

J. Frank Harrison, III, Chairman and CEO, said that he was pleased with the Company’s results for the third quarter. Mr. Harrison said, “The Company’s net income growth in the third quarter of 2005 was driven by solid gross margin production which more than offset increases in fuel costs and interest expense. The gross margin improvement reflects profitable volume growth of approximately 4% as well as an increase in average revenue per case of approximately 3% compared to the third quarter of 2004. The volume growth resulted from the successful launch of Coca-Cola Zero, Dasani flavors and Vault, The Coca-Cola Company’s new carbonated citrus product, as well as strong growth in Dasani and Powerade. The Company introduced Vault in approximately half its territories in June and will roll out this product in the balance of its territories in November.”

William B. Elmore, President and COO, said that he believes the Company’s successful launch of new products in 2005 reflects the Company’s focus on product innovation and the dedicated efforts of the entire organization on execution. Mr. Elmore said, “The Company’s performance in the third quarter includes strong volume growth in supermarkets and pricing improvement within all major channels of the business. In addition to the positive impact of product innovation, the Company’s Powerade volume grew by 37% and brand Dasani volume grew by

26% in the third quarter of 2005 compared to the third quarter 2004. Also, the Company’s energy products portfolio contributed approximately 15% of the gross margin growth in the third quarter of 2005. In the fourth quarter, the Company has initiated additional net selling price increases to partially offset increases in fuel costs.”

Cautionary Information Regarding Forward-Looking Statements

Included in this press release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements about the effects of new product introductions on sales volume and additional net selling price increases in the fourth quarter of 2005.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected net pricing resulting from increased marketplace competition; an inability to meet performance requirements for expected levels of marketing funding support payments from The Coca-Cola Company or other beverage companies; changes in how significant customers market or promote our products; reduced advertising and marketing spending by The Coca-Cola Company or other beverage companies; an inability to meet requirements under bottling contracts with The Coca-Cola Company or other beverage companies; the inability of our aluminum can or PET bottle suppliers to meet our demand; significant changes from expectations in the cost of raw materials; higher than expected insurance premiums and fuel costs; lower than anticipated return on pension plan assets; higher than anticipated health care costs; unfavorable interest rate fluctuations; higher than anticipated cash payments for income taxes; unfavorable weather conditions; significant changes in consumer preferences related to nonalcoholic beverages; an inability to increase selling prices, increase bottle/can volume or reduce expenses to offset higher raw material costs; reduced brand and packaging innovation; significant changes in credit ratings impacting the Company’s ability to borrow; terrorist attacks, war or other civil disturbances or national emergencies; and changes in financial markets. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on pages 34, 35 and 36 of the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2005. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Third Quarter		First Nine Months
	2005	2004	2005	2004
Net sales	$358,414	$321,336	$1,022,451	$937,774

Cost of sales*	197,229	169,938	554,772	485,174

Gross margin	161,185	151,398	467,679	452,600
Selling, delivery and administrative expenses*	115,927	109,646	340,280	328,140
Depreciation expense	17,010	17,795	51,176	53,108
Amortization of intangibles	157	766	723	2,356

Income from operations	28,091	23,191	75,500	68,996

Interest expense	12,005	10,838	36,396	31,822
Minority interest	1,201	1,346	3,162	3,444

Income before income taxes	14,885	11,007	35,942	33,730
Income taxes	6,093	4,899	14,912	14,204

Net income	$8,792	$6,108	$21,030	$19,526

Basic net income per share	$.97	$.67	$2.32	$2.15

Diluted net income per share	$.97	$.67	$2.32	$2.15

Weighted average number of common shares outstanding	9,083	9,063	9,083	9,063

Weighted average number of common shares outstanding – assuming dilution	9,083	9,063	9,083	9,063

*	Excludes depreciation expense